Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED

Reports Third Quarter 2004 Financial Results and

Provides Update on Plenaxis® Commercialization and

Clinical Development Programs

Waltham, MA —October 29, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three and nine months ended September 30, 2004.

Third Quarter 2004 Results

The Company’s net loss for the three months ended September 30, 2004 was approximately $13,954,000, or $0.27 per diluted share, compared to a net loss of approximately $12,785,000, or $0.25 per diluted share, for the three months ended September 30, 2003. Total revenues during the third quarter of 2004 were approximately $1,074,000, compared to zero for the corresponding period in 2003. This increase in revenues was due to sales of Plenaxis® (abarelix for injectable suspension), the Company’s first product which in late 2003 was granted approval by the United States Food and Drug Administration (FDA) for use in certain advanced symptomatic prostate cancer patients. Sales of Plenaxis® in the third quarter of 2004 were $1,032,000.

The increased net loss for the three months ended September 30, 2004, compared to the three months ended September 30, 2003, was due to a significant increase in sales and marketing expenses resulting from the hiring of the field force and the establishment of the commercial infrastructure to support the launch of Plenaxis® in the United States. Offsetting this increase, during the third quarter of 2004, the Company had Plenaxis® sales revenues, as well as licensing revenue resulting from the amortization of a payment received earlier in 2004 under the Schering

AG Agreement, compared to no revenues in the prior year. In addition, because of the lower levels of regulatory, preclinical and manufacturing development activities in the third quarter of 2004 for Plenaxis®, and for Apan, the Company’s investigational drug candidate for Alzheimer’s disease, research and development expenses were reduced significantly compared to the prior year period.

For the nine months ended September 30, 2004, net loss was approximately $44,176,000, or $0.84 per diluted share, compared to a net loss of approximately $39,750,000, or $0.77 per diluted share, for the nine months ended September 30, 2003. Total revenues for the first nine months of 2004 were approximately $2,208,000, including approximately $2,088,000 in sales of Plenaxis®, compared to zero for the corresponding period in 2003. At September 30, 2004, the Company had cash, cash equivalents and marketable securities of approximately $96,288,000, compared to approximately $143,192,000 at December 31, 2003. The Company continues to closely manage its operating expenses, and now expects to end the year with cash, cash equivalents and marketable securities of at least $75.0 million.

Commenting on the results of the third quarter, Malcolm L. Gefter, Ph.D., PRAECIS’ Chairman and Chief Executive Officer stated, “During the past several months, the Company has gained considerable experience in marketing Plenaxis®, has undergone significant changes to improve its senior management team and has continued to advance its development and discovery technologies. As we look forward, we expect to begin new clinical trials related to our PPI-2458 and Apan clinical development programs. We further expect that our Direct Select™ technology platform will continue to expand in its scope and value as we look to partner this unique discovery capability. All of these changes should positively impact our future as a fully integrated biopharmaceutical organization and we are looking forward to a productive fourth quarter and 2005.”

Plenaxis® Update

In late January 2004, the Company launched its lead product, Plenaxis®, for the treatment of a defined subset of advanced symptomatic prostate cancer patients. During the first half of 2004, the Company focused on launching Plenaxis® by building a commercial infrastructure. Included within this build-up was the hiring and training of a field sales force of approximately 40 individuals as well as the establishment of the Plenaxis® User Safety (PLUS) Program. Physicians who intend to prescribe Plenaxis® must first enroll in the PLUS Program. As of today, the Company has enrolled approximately 3,400 physicians (and hospital pharmacies) in the PLUS Program, with more than 15% of enrolled physicians having already purchased Plenaxis®, compared to approximately 10% of enrolled physicians at the end of the second quarter. Approximately half of physicians who have purchased Plenaxis® have already become repeat prescribers. Using the experience gained during the first nine months of launch, the Company will now focus on improving its messaging regarding both the unique attributes of Plenaxis® and the specific patients for whom Plenaxis® is appropriate, with a view to building on this growing base of prescribers.

Commenting on the Company’s commercialization efforts, Kevin F. McLaughlin, the Company’s recently appointed President and Chief Operating Officer, stated, “We are encouraged by the growing base of sales to repeat prescribers. This trend suggests that following their first experience with Plenaxis®, physicians are pleased with the results and thus are continuing to treat existing patients with, and identify new patients for, Plenaxis® therapy. Accordingly, we expect to see Plenaxis® sales continue to build quarter on quarter. We recognize that our sales and marketing organization has faced many challenges, both expected and unexpected, in introducing Plenaxis® to the marketplace. These challenges include the need to clearly differentiate, and educate physicians on, the indicated patient population. We believe our ability to meet these challenges has been substantially enhanced by our recently announced hiring of Michael J. Keavany as Senior Vice President, Sales and Marketing, to lead the Plenaxis® commercialization efforts. Mr. Keavany’s strong background in marketing specialty products will be invaluable towards meeting our commitment of making Plenaxis® a commercial success.”

As previously disclosed, in June 2003, the Company initiated the regulatory review process in the European Union with the submission of a Marketing Authorisation Application (MAA) in Germany seeking approval to market Plenaxis® for the treatment of a broad population of prostate cancer patients. The European registration process is ongoing and the Company anticipates that the German Federal Institute for Drugs and Medical Devices (BfArM) will complete its review of the MAA early in 2005. Assuming favorable action by the BfArM, the Company, with the cooperation and assistance of its partner, Schering AG, plans to seek additional European Union member state approvals under the Mutual Recognition Procedure.

Apan for Alzheimer’s Disease

The FDA concurred with the Company’s plan to proceed with a Phase 1/2a study that will evaluate the safety and efficacy of a multiple dose regimen of its investigational drug candidate, Apan, administered to Alzheimer’s patients. The Company expects to initiate the Phase 1/2a study upon the successful qualification of a clinical site. The Company anticipates completing its ongoing Phase 1b dose escalation study in Alzheimer’s disease patients during the first half of 2005. This study is designed to determine the maximum tolerated dose (MTD) of Apan in Alzheimer’s patients. The study has taken longer than originally anticipated due to the enrollment of cohorts beyond the expected MTD, which was based upon an earlier Phase 1a study, as well as slower than expected patient accrual. In light of the anticipated development costs estimated for Phase 2 and Phase 3 studies in Alzheimer’s disease, the Company will seek to partner the Apan clinical program beyond the Phase 1/2a study.

PPI-2458 for Non-Hodgkin’s Lymphoma

The Company expects to initiate a Phase 1 clinical trial of its investigational compound, PPI-2458, in non-Hodgkin’s lymphoma during the fourth quarter of 2004. PPI-2458 is a novel, proprietary, orally-active molecule that acts by irreversibly inhibiting the enzyme methionine aminopeptidase type 2 (MetAP-2), an enzyme involved in the growth of certain types of cancers, including lymphoma. In this trial, non-Hodgkin’s lymphoma patients will undergo two-months of treatment, with dosing every other day. The trial is designed to determine the optimal pharmacological dose and/or the MTD of PPI-2458. A proprietary pharmacodynamic assay will be utilized to assess the level of MetAP-2 inhibition achieved by PPI-2458.

Technology and Other Programs

The Company continues to dedicate resources to developing and expanding its Direct Select™ technology platform. The Company believes that through the creation of vast libraries of drug-like molecules, Direct Select™ technology will allow it to more rapidly and directly identify compounds with a higher affinity and specificity than has been routinely possible using traditional drug discovery methods or its existing LEAP™ technology. To date, researchers at the Company have completed the synthesis of six 108 libraries over a three-month period and are well along in the synthesis of a library a hundred times larger. The power of these libraries lies in their sheer size, 10,000 times the size of compound libraries typically used in the pharmaceutical industry. The libraries are designed with the goal of being rich in orally available molecules, using criteria (“rules”) that are standard in the industry. The Company intends to use this technology in identifying new compounds for internal development, and also intends to seek partnering opportunities with other companies to leverage this discovery platform.

There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EDT). This call will be broadcast live over the Internet at  http://www.praecis.com under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Friday, November 5, 2004, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 206891. This press release, including the financial results relating to PRAECIS’ third quarter, is also available on PRAECIS’ web site under “News Center.”

The Company is planning to report fourth quarter 2004 results on January 28, 2005. For information regarding live webcasts and investment community conference calls related to fourth quarter 2004 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs. PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States. PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis®. PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

About Plenaxis®

Plenaxis® is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia. Plenaxis® is not indicated in women or children.

For safety reasons, Plenaxis® was approved with marketing restrictions. Only physicians who have enrolled in the PLUS Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis®.

Immediate-onset systemic allergic reactions, some resulting in hypotension or syncope, have occurred after administration of Plenaxis®. These immediate-onset reactions have been reported to occur following any administration of Plenaxis®, including after the initial dose. The cumulative risk of such a reaction increases with the duration of treatment. In a clinical trial of patients with advanced, symptomatic prostate cancer, 3 of 81 (3.7%) patients experienced an immediate-onset systemic allergic reaction within minutes of receiving Plenaxis®. Following each injection of Plenaxis®, patients should be observed for at least 30 minutes in the office and in the event of an allergic reaction, managed appropriately. The effectiveness of Plenaxis® in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients. Effectiveness beyond 12 months has not been established. Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on Day 29 and every 8 weeks thereafter.

Full prescribing information for Plenaxis® can be found at www.plenaxis.com.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commercialization of Plenaxis® for the treatment of a subset of advanced symptomatic prostate cancer patients, the Company’s expectations for sales of Plenaxis® in the United States, the timing of foreign regulatory review of the MAA for Plenaxis®, the Company’s expected year-end cash position, the Company’s plans for the continued clinical development of Apan and PPI-2458 and the status of development of the Company’s Direct Select technology platform. These statements are based on the Company’s current beliefs and expectations as to future outcomes. Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to identify, hire and retain its sales force and successfully commercialize Plenaxis® in the United States, the Company’s ability to successfully manage operating expenses, the Company’s ability to continue to manufacture or have manufactured Plenaxis® on a commercial scale, decisions regarding insurance reimbursement for Plenaxis®, including by Medicare, the timing and content of decisions made by the FDA or foreign regulatory authorities, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the performance of the Company’s corporate collaborator under its collaboration agreement, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

Plenaxis® and the PLUS Program™ are trademarks of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004

Revenues:
Product sales	$—	$1,032	$—	$2,088
Licensing and other revenues	—	42	—	120
Total revenues	—	1,074	—	2,208

Costs and expenses:
Cost of goods sold	—	181	—	1,461
Research and development	9,989	7,369	31,089	23,044
Sales and marketing	751	5,559	2,841	14,983
General and administrative	2,353	1,885	6,922	7,063
Total costs and expenses	13,093	14,994	40,852	46,551

Operating loss	(13,093)	(13,920)	(40,852)	(44,343)

Interest income (expense), net	308	(34)	1,102	167

Net loss	$(12,785)	$(13,954)	$(39,750)	$(44,176)

Basic and diluted net loss per share	$(0.25)	$(0.27)	$(0.77)	$(0.84)

Weighted average number of basic and diluted shares outstanding	51,883	52,378	51,838	52,286

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2003	September 30, 2004

Cash and cash equivalents	$15,687	$9,489
Marketable securities	127,505	86,799
Accounts receivable	—	1,715
Other current assets	726	4,015
Net fixed assets and other assets	68,560	65,360

Total assets	$212,478	$167,378

Current liabilities	$10,937	$8,461
Long-term liabilities	31,880	33,289
Total stockholders’ equity	169,661	125,628

Total liabilities and stockholders’ equity	$212,478	$167,378